EXHIBIT 4.2
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                             ARBY'S FRANCHISE TRUST

              7.44% Fixed Rate Insured Notes Due December 20, 2020




                          FIRST SUPPLEMENTAL INDENTURE

                            Dated as of July 13, 2005


                       Supplementing the Indenture, Dated
                        as of November 21, 2000, Between
                    Arby's Franchise Trust, as Issuer, Ambac
                     Assurance Corporation, as Insurer, and
                           BNY Midwest Trust Company,
                              as Indenture Trustee



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                          FIRST SUPPLEMENTAL INDENTURE


         FIRST SUPPLEMENTAL INDENTURE, dated as of July 13, 2005 (this "First Supplemental Indenture"), among ARBY'S FRANCHISE TRUST, a Delaware statutory trust (the "Issuer"), AMBAC ASSURANCE CORPORATION, a Wisconsin stock insurance corporation, as insurer (the "Insurer") and as Controlling Party (as defined in the Indenture referred to below), and BNY MIDWEST TRUST COMPANY, an Illinois banking corporation, as indenture trustee (in such capacity, together with its permitted successors and assigns in such capacity, the "Indenture Trustee").

         WHEREAS, the Issuer, the Insurer and the Indenture Trustee heretofore executed and delivered an indenture, dated as of November 21, 2000 (the "Indenture");

         WHEREAS, pursuant to the Indenture, the Issuer issued and the Indenture Trustee authenticated and delivered U.S. $290,000,000 aggregate principal amount of the Issuer's 7.44% Fixed Rate Insured Notes Due December 20, 2020;

         WHEREAS, the Issuer, the Insurer and the Indenture Trustee wish to amend the Indenture in the manner set forth in this First Supplemental Indenture.

         NOW, THEREFORE, the Issuer, the Insurer and the Indenture Trustee agree as follows:

                                    ARTICLE I

                   AMENDMENT OF SECTION 4.01 OF THE INDENTURE

         SECTION 1.1 Subclause (B) of Section 4.01(a)(i) of the Indenture is hereby amended by inserting the following at the end of such subclause:
"PROVIDED, HOWEVER, no such Accountants' Certificate shall be required if on the date of such deposit all funds deposited are cash and for purposes of determining the sufficiency of the amount necessary to pay and discharge the Optional Redemption Price for such Notes, the Issuer assumes that such cash has a zero percent rate of return from the date of deposit to, but excluding, the date of redemption of such Notes".

         SECTION 1.2 INDENTURE TRUSTEE'S ACCEPTANCE. The Indenture Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

                                   ARTICLE II

                                  MISCELLANEOUS

         SECTION 2.1 EFFECT OF SUPPLEMENTAL INDENTURE. Upon the execution and delivery of this First Supplemental Indenture by the Issuer, the Insurer and the

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Indenture Trustee, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

         SECTION 2.2 INDENTURE REMAINS IN FULL FORCE AND EFFECT. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

         SECTION 2.3 INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

         SECTION 2.4 SEVERABILITY. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 2.5 TERMS DEFINED IN THE INDENTURE. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

         SECTION 2.6 HEADINGS. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

         SECTION 2.7 CERTAIN DUTIES AND RESPONSIBILITIES OF THE INDENTURE TRUSTEE. In entering into this First Supplemental Indenture, the Indenture Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Indenture Trustee, whether or not elsewhere herein so provided.

         SECTION 2.8 CONSENT OF CONTROLLING PARTY; DIRECTION OF THE ISSUER. In accordance with Section 8.02 of the Indenture, (i) the Controlling Party hereby consents to the Indenture Trustee entering into this First Supplemental Indenture and (ii) the Issuer hereby directs the Indenture Trustee to enter into this First Supplemental Indenture.

         SECTION 2.9 INSURER CONDITION. By its signature below the Insurer confirms that the Insurer Condition with respect to this First Supplemental Indenture has been satisfied.

         SECTION 2.10 EFFECTIVENESS. This First Supplemental Indenture shall become effective upon the delivery to the Indenture Trustee of (i) written confirmation by each Rating Agency that the modification of the trusts created by the Indenture contemplated by this First Supplemental Indenture will not have an adverse effect upon the ratings of the Notes; (ii) an Opinion of Counsel stating that the execution of this First Supplemental Indenture is permitted by the Indenture and that this First Supplemental Indenture is the legal, valid and binding obligation of the Issuer, enforceable against the

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Issuer in accordance with its terms (subject to customary exceptions); and (iii)
this First Supplemental Indenture executed by each party hereto.

         SECTION 2.11 GOVERNING LAW. This First Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflict of laws.

         SECTION 2.12 COUNTERPART ORIGINALS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.



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                  IN WITNESS WHEREOF, the parties have caused this First
Supplemental Indenture to be duly executed as of the date first written above.

                                      ARBY'S FRANCHISE TRUST, as Issuer


                                      By: /s/ Curtis S. Gimson
                                          ------------------------------------
                                          Name:  Curtis S. Gimson
                                          Title: Senior Vice President


                                      AMBAC ASSURANCE CORPORATION,
                                      as Insurer and as Controlling Party


                                      By: /s/ Roseann Catonia
                                          ------------------------------------
                                          Name:  Roseann Catonia
                                          Title: Vice President


                                      BNY MIDWEST TRUST COMPANY, not
                                      in its individual capacity but solely as Indenture Trustee


                                      By: /s/ Maricela Marquez
                                          ------------------------------------
                                          Name:  Maricela Marquez
                                          Title: Assistant Vice President